UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                ----------------

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 7)1


                           Elcom International, Inc.
                     -------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 Par Value
                     -------------------------------------
                         (Title of Class of Securities)


                                  284434 10 7
                     -------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
                     -------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]   Rule 13d-1(b)

[   ]   Rule 13d-1(c)

[ X ]   Rule 13d-1(d)



     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages

CUSIP No.       284434 10 7     13G     Page     2     of     5     Pages


1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Robert J. Crowell

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) 0
                                                                (b) 0
                Not Applicable

3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

NUMBER OF
SHARES          5       SOLE VOTING POWER

                                6,310,646

BENEFICIALLY
OWNED BY        6       SHARED VOTING POWER

                                121,616

EACH
REPORTING       7       SOLE DISPOSITIVE POWER

                                6,310,646

PERSON WITH:    8       SHARED DISPOSITIVE POWER

                                121,616

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON

                6,432,262

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES          0

                Not Applicable

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                19.2 %

12      TYPE OF REPORTING PERSON*

                IN



                     * SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 pages

                           ELCOM INTERNATIONAL, INC.

                       Schedule 13G of Robert J. Crowell


Item 1(a).      Name of Issuer:

                Elcom International, Inc.


Item 1(b).      Address of Issuer's Principal Executive Offices:

                10 Oceana Way, Norwood, Massachusetts  02062


Item 2(a).      Name of Person Filing:

                Robert J. Crowell


Item 2(b).      Address of Principal Business Office or, if none, residence:

                10 Oceana Way, Norwood, Massachusetts  02062


Item 2(c).      Citizenship:

                United States


Item 2(d).      Title of Class of Securities:

                Common Stock, $.01 par value


Item 2(e).      CUSIP Number:

                284434 10 7


Item 3.

                Not Applicable


                               Page 3 of 5 pages

Item 4.         Ownership.

                (a) Amount beneficially owned:
                    6,432,262 shares of Common Stock
                    ------------------------------------------------------------
                (b) Percent of class: 19.2%
                    ------------------------------------------------------------
                (c) Number of shares as to which such person has:
                    (i)  Sole power to vote or to direct the vote 6,310,646
                    (ii) Shared power to vote or to direct the vote 121,616
                    (iii)Sole power to dispose or to direct the  disposition  of
                         6,310,646
                    (iv) Shared power to dispose or to direct the disposition of
                         121,616

Item 5.         Ownership of Five Percent or Less of a Class.

                Not Applicable


Item 6.         Ownership of More Than Five Percent on Behalf of Another Person.

                Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                Not Applicable


Item 8.         Identification and Classification of Members of the Group.

                Not Applicable


Item 9.         Notice of Dissolution of Group.

                Not Applicable


Item 10.        Certification.

                Not Applicable


                               Page 4 of 5 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 13, 2003
                                                --------------------------------
                                                        (Date)

                                                /s/ Robert J. Crowell
                                                --------------------------------
                                                      (Signature)

                                                Robert J. Crowell
                                                --------------------------------
                                                     (Name/Title)



                                Page 5 of 5 pages